Exhibit 99.1

Company Contact: Randy L. Kotler Chief Accounting Officer/Interim CFO Phone: 954-364-4016 Email: rkotler@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com
TOUSA Amends Credit Facility and Provides
Additional Company News
HOLLYWOOD, Fla., October 23, 2006 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that it has amended its revolving credit facility and also provided additional details regarding the Company’s 2006 third quarter results.
The Company has reached an agreement with its lenders replacing TOUSA’s existing $800 million unsecured revolving credit facility with an amended $800 million secured revolving credit facility that increases the Company’s current borrowing capacity and provides additional liquidity on a pro-forma basis. There are no changes to the existing terms or pricing. The amendment process was initiated as a result of a material adverse change in one of TOUSA’s guarantor subsidiaries which holds the Company’s investment in the Transeastern joint venture. The Company filed a Form 8-K with the SEC providing additional information on the amendment.
TOUSA also reported consolidated net sales orders of 1,470 for the quarter ended September 30, 2006, a 19% decrease from the 1,821 consolidated net sales orders reported in the quarter ended September 30, 2005. Joint venture net sales orders for the third quarter of 2006 were 125, an 86% decrease from the 871 net sales orders reported in the third quarter of 2005. TOUSA’s consolidated cancellation rate was 33% for the third quarter of 2006 compared to 20% for the third quarter of 2005. TOUSA’s combined cancellation rate for the third quarter of 2006 was 44% compared to 18% for the third quarter of 2005.
The Company anticipates a pre-tax charge in the range of $35 million to $48 million for the third quarter of 2006 related to land deposit write-offs and asset impairment charges, excluding the impact of the Transeastern joint venture, based on reviews currently in process and not yet completed.
TOUSA is currently assessing impairment charges related to the Transeastern joint venture and expects to announce these charges in its third quarter earnings announcement. As stated on September 29, 2006, a pre-tax charge of $141 million could be required should TOUSA determine that its investment and receivables are impaired.
TOUSA will release earnings for the third quarter of 2006 and hold its investor call on dates to be announced later.
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.
This press release may contain forward-looking statements, including the Company’s expectations regarding the amount of land deposit write-offs and asset impairment charges. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2005 and the Company’s report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on March 10, 2006 and August 8, 2006, respectively.